EXHIBIT 12.4

                          WEST TEXAS UTILITIES COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999
                            (Thousands Except Ratio)
                                   (Unaudited)



     Operating Income                                $  53,886

     Adjustments:
        Income taxes                                     7,981
        Provision for deferred income taxes              8,072
        Deferred investment tax credits                 (1,286)
        Other income and deductions                        546
        Allowance for borrowed and equity funds
             used during construction                    1,157
                                                    -----------

               Earnings                              $  70,356
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     Fixed Charges:
        Interest on long-term debt                     $20,352
        Interest on short-term debt and other            4,733
                                                    -----------
               Fixed Charges                         $  25,085
                                                    ===========

     Ratio of Earnings to Fixed Charges                2.80
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